Exhibit 99.1

For immediate release

AAR REPORTS FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS

•           Fourth quarter sales of $492.3 million, up 5.1% from Q4 FY2016

•           Fourth quarter diluted earnings per share from continuing operations of $0.44, up 29% from Q4 FY2016; Earnings per share, including discontinued operations, of $0.62

•           Full year sales of $1.77 billion, up 4.0% from the prior year

•           Full year diluted earnings per share from continuing operations of $1.45, up 32% from FY2016; Full year diluted earnings per share, including discontinued operations, of $1.64

WOOD DALE, ILLINOIS (July 11, 2017) — AAR CORP. (NYSE: AIR) today reported fourth quarter Fiscal Year 2017 consolidated sales of $492.3 million and income from continuing operations of $15.1 million, or $0.44 per diluted share.  Fourth quarter results from continuing operations included a $2.2 million, or $0.06 per diluted share, reduction in income tax expense related to the recognition of previously reserved income tax benefits.  Fourth quarter results also included approximately $4.1 million of expenses related to significantly higher legal and other costs associated with defending the INL/A contract award, personnel-related costs, and other strategic actions.  For the fourth quarter of the prior fiscal year, the Company reported sales of $468.6 million and income from continuing operations of $11.8 million, or $0.34 per diluted share.

Sales in Aviation Services increased 5.2% in the quarter over last year, reflecting strong performance for our industry-leading integrated supply chain solutions and our aircraft and parts supply activities.  Growth in those businesses more than offset the impact of the wind-down of the KC-10 CLS Program and one of our airframe maintenance facilities, which collectively contributed $32.8 million to the prior year’s sales.  Expeditionary Services experienced sales growth of 4.1% as increased volumes continue to drive a recovery in our mobility business; however, these levels are still significantly below historical levels of performance for this business.

The Company recently announced significant new business wins, including the award of a $909 million fixed-price contract from the U.S. Air Force for the Landing Gear Performance-Based Logistics One program.  Performance is on hold pending resolution of a protest filed by a competitor.  We will provide total supply chain management, including purchasing, remanufacturing, distribution and inventory control to support Air Force requisitions received for all C-130, KC-135 and E-3 landing gear parts.  We also announced the award of a multi-

year component support contract with ASL Group, a growing European-based scheduled and charter carrier, covering approximately 100 passenger and cargo aircraft.

“The broad market acceptance of the AAR brand as an industry leading provider of maintenance and supply chain solutions to operators around the globe, the growing global commercial aircraft fleet, and the increasing trend to outsource non-core functions by commercial and government customers all set the stage for a positive outlook for our business as we enter our Fiscal Year 2018”, said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  Storch continued, “While the macro trends and the Company’s position are favorable, our consolidated results continue to be negatively impacted by weakness in our Airlift business.”

Fourth quarter sales to commercial customers represented 70.5% of consolidated sales compared to 63.9% of consolidated sales in the fourth quarter of last year.  Sales to government and defense customers represented 29.5% of consolidated sales compared to 36.1% in the prior year’s quarter.

Selling, general and administrative expenses as a percentage of sales were 11.8% for the quarter, compared to 10.0% last year largely due to costs related to our defense of the INL/A contract award, higher personnel-related costs and expenses from other strategic actions.

Net interest expense for the quarter was $1.5 million compared to $1.1 million last year.  During the quarter, the Company paid cash dividends of $2.5 million, or $0.075 per share, and repurchased approximately 96,000 shares for $3.2 million.

Net debt at May 31, 2017 increased to $149.0 million compared to $118.9 million at May 31, 2016.  This increase in net debt was utilized for investments in inventory and rotable assets to support new contract awards in our integrated supply chain solutions business as well as for the share repurchases and dividends.  Storch continued, “We expect to continue to make investments in assets to support our customers, pursue strategic acquisitions to complement and expand our capabilities and return capital to our shareholders through dividends and share repurchases.”

Commenting on near-term opportunities, Storch continued, “We are pleased with the new contracts awarded for our industry-leading integrated supply chain solutions.  We are now supporting over 1,400 aircraft for our customers.  Our execution on these contract awards has been a significant contributor to our revenue growth over the past year.  The size of our supported fleet, our entry into new aircraft platforms such as the B777, and our geographic expansion into India, New Zealand and other countries position us to be our customers’ leading choice for component support and other solutions.”

Fiscal Year 2017 Results

Full Fiscal Year 2017 consolidated sales were $1.77 billion, an increase of 4.0% over Fiscal Year 2016.  Aviation Services sales grew by 4.2% as a result of a recovery in our aircraft and parts supply activities and the new contract awards for integrated supply chain solutions.  Expeditionary Services sales increased 3.0% in Fiscal Year 2017 from increased volumes in our mobility business.

Full Fiscal Year 2017 income from continuing operations was $50.2 million, or $1.45 per diluted share.  Fiscal Year 2017 included a $2.2 million, or $0.06 per diluted share, reduction in income tax expense related to the recognition of previously reserved income tax benefits.  In Fiscal Year 2016, income from continuing operations was $38.3 million, or $1.10 per share.  Income from discontinued operations was $6.3 million in Fiscal Year 2017, which included a $6.7 million income tax benefit related to the recognition of previously reserved income tax benefits.

Sales to commercial customers in Fiscal Year 2017 represented 66.2% of consolidated sales as compared to 61.6% in Fiscal Year 2016, with sales to government and defense customers representing the balance in each year.

Net interest expense for Fiscal Year 2017 was $5.3 million compared to $6.1 million last year.  During the year, the Company paid cash dividends of $10.2 million, or $0.30 per share, and repurchased approximately 767,000 shares for $19.8 million.

Outlook

We expect to continue to employ a balanced capital allocation strategy, leveraging the Company’s strong balance sheet to support both internal and external growth opportunities and to return capital to shareholders. Since the fourth quarter of 2015, the Company has returned $223 million of capital to shareholders through share repurchases and dividends.  At yesterday’s regularly scheduled Board of Directors meeting, our Board authorized a new stock repurchase program that provides for the repurchase of up to $250 million of the Company’s stock.  We will continue to repurchase shares opportunistically depending on market and industry conditions, macroeconomic factors, competing internal capital requirements and other relevant considerations.

We are successfully executing our business strategy to grow our integrated supply chain and MRO businesses organically, while we continue to look to supplement this growth through acquisitions.  We will remain disciplined in our approach to acquisitions by seeking out opportunities that will enhance our capabilities, expand our customer base or open up new markets for our businesses.

Financial flexibility will continue to be a top priority in order to take advantage of opportunities to drive growth and enhance shareholder value.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CDT on July 11, 2017. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will also be available by calling 855-859-2056 from inside the U.S. or 404-537-3406 from outside the U.S. (access code 46019250). The replay will be available from 7:15 p.m. CST on July 11, 2017, until 10:59 p.m. CST on July 18, 2017.

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. Additional information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President, Treasurer | (630) 227-2075 | jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2016. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions except per share data - unaudited)	2017	2016	2017	2016

Sales	$492.3	$468.6	$1,767.6	$1,698.9
Cost and expenses:
Cost of sales	412.5	403.0	1,491.1	1,461.0
Selling, general and administrative	58.2	47.0	196.7	173.2

Earnings (Loss) from aircraft joint ventures	—	0.1	(0.2)	(0.3)

Operating income	21.6	18.7	79.6	64.4

Loss on extinguishment of debt	—	—	—	(0.4)
Interest expense	(1.5)	(1.2)	(5.5)	(6.4)
Interest income	—	0.1	0.2	0.3

Income from continuing operations before income tax expense	20.1	17.6	74.3	57.9
Income tax expense	5.0	5.8	24.1	19.6
Income from continuing operations	15.1	11.8	50.2	38.3
Income from discontinued operations	6.1	0.2	6.3	9.4
Net income	$21.2	$12.0	$56.5	$47.7

Earnings per share — basic:
Continuing operations	$0.44	$0.35	$1.47	$1.10
Discontinued operations	0.18	—	0.19	0.27
Earnings per share — Basic	$0.62	$0.35	$1.66	$1.37

Earnings per share — diluted:
Continuing operations	$0.44	$0.34	$1.45	$1.10
Discontinued operations	0.18	—	0.19	0.27
Earnings per share — Diluted	$0.62	$0.34	$1.64	$1.37

Share Data:

Average shares outstanding — Basic	33.8	34.0	33.9	34.4
Average shares outstanding — Diluted	34.3	34.2	34.3	34.6

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights (In millions except per share data - unaudited)	May 31, 2017	May 31, 2016

Cash and cash equivalents	$10.3	$31.2
Current assets	888.5	881.7
Current liabilities (excluding debt accounts)	333.1	329.4
Net property, plant and equipment	201.9	238.1
Total assets	1,504.1	1,456.0
Total debt	159.3	150.1
Stockholders’ equity	914.2	865.8
Book value per share	$26.58	$25.10
Shares outstanding	34.4	34.5

Sales By Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2017	2016	2017	2016
Aviation Services	$421.3	$400.4	$1,485.4	$1,425.0
Expeditionary Services	71.0	68.2	282.2	273.9
	$492.3	$468.6	$1,767.6	$1,698.9

Gross Profit by Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2017	2016	2017	2016
Aviation Services	$73.4	$63.1	$246.2	$229.8
Expeditionary Services	6.4	2.5	30.3	8.1
	$79.8	$65.6	$276.5	$237.9

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses net debt to evaluate its financial position and results and trends and believes it is useful for the reader of this press release.

Net Debt (In millions- unaudited)	May 31, 2017	May 31, 2016
Total debt	$159.3	$150.1
Less: Cash and cash equivalents	(10.3)	(31.2)
Net debt	$149.0	$118.9